Exhibit 10.1

SEQUOIA ENTERPRISES, L.P.

VESSEL PARTNERS, L.P.

January 23, 2009

BDO Seidman, LLP

Ladies and gentlemen:

In connection with BDO Seidman, LLP’s audit of the consolidated financial statements of Diedrich Coffee, Inc. (the “Company”) as of and for the year ended June 25, 2008, Sequoia Enterprises, L.P. (“Sequoia”) and Vessel Partners, L.P. (“Vessel” and collectively with Sequoia, the “Lenders”) make the following commitments. This letter amends, restates and supersedes the Lenders’ letters to you dated as of October 8, 2008 and November 10, 2008.

1.	The Lenders commit to provide additional financial support to the Company on commercially acceptable terms not to exceed $5 million until April 8, 2010. Such amount will provide cash flow sufficient to operate the Company on a going concern basis during that period.

2.	To evidence the commitment in the paragraph above, the Lenders will enter into a $5 million commitment letter or note agreement with the Company as soon as possible and no later than March 31, 2009.

3.	In addition to the above, Sequoia will also extend the maturity date on commercially acceptable terms on the $2 million note purchase agreement with the Company that is set to expire on March 31, 2009. The maturity of the note will be extended to at least March 31, 2010.

4.	The Lenders will not require that the Company agree to any covenants more onerous than those presently existing in the agreements between the Company and Sequoia.

5.	The Lenders have the intent and the ability to fully fund the financial commitments that are outlined in this letter.

6.	I have the authority as the General Partner of each of Sequoia Enterprises, L.P. and Vessel Partners, L.P. to make investment decisions and financial commitments outlined in this letter.

7.	The Lenders’ commitments set forth in this letter shall immediately cease and terminate if the Company receives gross proceeds from any transaction of $5 million or more or enters into a credit or loan agreement with a party other than the Lenders for at least $5 million.

Sincerely,

/s/ Paul Heeschen
Paul Heeschen General Partner, Sequoia Enterprises, L.P. General Partner, Vessel Partners, L.P.